FOR IMMEDIATE RELEASE

Date:                October 1, 2009

Contact:           Dan Ayscue, Chief Executive Officer, 704-867-5828
                        AB&T Financial Corporation Announces the Termination of its Agreement and Plan of Merger

GASTONIA, NC – Daniel C. Ayscue, President and CEO of AB&T Financial Corporation Gastonia, North Carolina(OTC Bulletin Board ABTO), the parent company of Alliance Bank and Trust Company today announced that it was exercising its right to unilaterally terminate its Agreement and Plan of Merger with Hendersonville, NC’s 1st Financial Services Corporation (OTCBB:FFIS), the parent company of Mountain 1st Bank & Trust Company.

Ayscue stated that both he and the Bank’s Board of Directors wished the best for 1st Financial Services Corporation. Ayscue further stated that based upon the current capital strength of AB&T Financial Corporation and the unknowns of the current regulatory environment, the Bank’s Board of Directors felt strongly that it was in the best interest of its shareholders to continue in an independent manner for the foreseeable future. “As the financial storms of ’08 and ’09 have begun to subside, we are very excited about the opportunities that lie ahead for us in 2010,” stated Ayscue.

Alliance Bank and Trust Company, which opened in Gastonia, North Carolina in 2004, has approximately $170 million in assets and $27.4 million in tangible common equity and operates four North Carolina banking offices, in Gastonia (2), Kings Mountain and Shelby.

 AB&T Financial Corporation is the parent company of Alliance Bank & Trust Company, which operates 4 community oriented branches in Gaston and Cleveland Counties in North Carolina that offer a full array of banking services. Additional information on Alliance Bank & Trust’s locations and the products and services offered are available on the web .

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.